Exhibit 10.20

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of April 18, 2014 by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Acquiror”), AirPatrol Corporation (“AirPatrol”) and Bradley Rotter (“Obligor”).  The Closing Date (as defined in the Merger Agreement (as defined below)) shall be the “Effective Date” of this Agreement.

RECITALS

A.

Acquiror is acquiring AirPatrol in a merger transaction (the “Merger”) involving the payment of merger consideration in the form of Acquiror common stock and cash; upon consummation of the Merger (“Closing Date”), AirPatrol shall become a wholly-owned subsidiary of the Acquiror (the Acquiror and AirPatrol on a post-transaction basis is referred to as the “Combined Company”).

B.

AirPatrol is a developer of platforms and tools for location based wireless detection systems and context aware systems using AirPatrol technologies (the “Business”).

C.

The undersigned Obligor is a former employee and officer of AirPatrol, who possesses critical knowledge and skills relating to AirPatrol’s technology, products, services and operations.

D.

This Non-Competition Agreement is being entered into between the Acquiror and Obligor as a condition of closing pursuant to the Agreement and Plan of Merger dated December 20, 2013 (the “Merger Agreement”) by and among the Acquiror, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, AirPatrol and Shareholder Representative Services LLC, solely in its capacity as the representative of the shareholders of AirPatrol, pursuant to which the Acquiror shall become the indirect sole shareholder and parent corporation of AirPatrol, and the pre-merger AirPatrol shareholders and key persons shall receive merger consideration consisting of cash and Acquiror stock.  The Merger Agreement, together with each of the exhibits attached thereto, are hereinafter collectively referred to as the “Transaction Documents.”

E.

AirPatrol and the Obligor have valuable knowledge, relationships, experience and expertise in the management and operation of the Business, and in order to induce the Acquiror to enter into the Merger Agreement, and to preserve the value of the business being acquired by the Acquiror in the Merger, the Obligor has agreed to the terms of this Agreement effective on the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Acquiror, AirPatrol and the Obligor hereby agree as follows:

1.

Covenant Not to Compete or Solicit.

(a)

Beginning on the Effective Date and ending on the third (3rd) anniversary of the Closing Date of the Merger (the “Non-Competition Period”), Obligor shall not, other than on behalf of the Combined Company, directly or indirectly, without the prior written consent of the Combined Company: (i) engage in, anywhere in North America, or any other jurisdiction in which AirPatrol,  conducts business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of three percent (3%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a Competing Business Activity (as defined below); or (ii) interfere with the business of the Combined Company or approach, contact or solicit customers, vendors, employees, contractors, shareholders or other affiliates of the Combined Company, in connection with a Competing Business Activity.  For purposes of this Agreement, “Competing Business Activity” shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, officer, director or otherwise, any business which is materially competitive with the Business as conducted or actively planned to be conducted by AirPatrol during the Non-Competition Period, or disclosure or use of the Confidential Material or Proprietary Information for any purpose which is materially competitive with the business of Acquiror, AirPatrol or the Combined Company.

(b)

Beginning on the Effective Date and ending on the third (3rd) anniversary of the Closing Date of the Merger (the “Non-Solicitation Period”), Obligor shall not, directly or indirectly, without the prior written consent of Acquiror, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Combined Company, or any subsidiary or affiliate of the foregoing, to terminate his or her employment with the Combined Company, or any subsidiary or affiliate thereof.  Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements or on-line notifications that may be targeted to a particular geographic, social networking or technical area but that are not specifically targeted toward employees of the Combined Company shall not be deemed to be a breach of this Section 1(b).

(c)

The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d)

Obligor acknowledges that (i) the goodwill associated with the existing business, customers and assets of AirPatrol prior to the Acquisition, including but not limited to the trade secrets and know-how possessed by the staff of AirPatrol, is an integral component of the value of the Acquired Assets to Acquiror, and (ii) Obligor’s agreement as set forth herein is necessary to preserve the value of the Acquired Assets following the Acquisition.  Obligor also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the AirPatrol and Acquiror are engaged in a highly competitive industry and market segment, (B) Obligor has unique access to, and will continue to have access to, Confidential Material and Proprietary Information, which includes without limitation, trade secrets, know-how, plans and strategy of Acquiror, AirPatrol and the Combined Company, (C) Obligor is receiving significant consideration in connection with the Acquisition, (D) the Obligor is not dependent upon use of the Acquired Assets, or Confidential Material or Proprietary Information, to earn a livelihood in a trade or business, and would be able to obtain suitable and satisfactory employment or engagement without violation of this Agreement, (E) the market for the products and services now offered or to be offered by the Combined Company is worldwide, and (F) the Acquiror and AirPatrol now conducts, and the Combined Company is expected to conduct, business in North America, while most of the competitors or potential competitors of the Combined Company are located in North America.

(e)

For purposes of this Agreement, “Confidential Material” shall mean customer lists, product design information, performance standards and other confidential information of the Acquiror and AirPatrol or licensed to the Combined Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Combined Company (or any of its Affiliates), including without limitation, financial statements, reports and data; however, Confidential Material does not include any general know-how nor any of the foregoing items which has become publicly known or made generally available through no wrongful act of Obligor or of others who were under known confidentiality obligations as to the item or items involved.

(f)

For purposes of this Agreement, “Proprietary Information” shall mean any information, observation, data, written material, record, document, software, algorithm, code, sequence, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, marketing strategies, pricing information, business records, development, products, organization, business or finances of the Acquiror, AirPatrol or the Combined Company.

2.

Payment.  In consideration for entering into this Agreement, Obligor shall receive  (i) 30,000 shares of Acquiror’s common stock on the Closing Date, and (ii) an amount equal to $75,000 shall be paid from the Earnout Payment in proportion to the percentage of the Earnout Payment actually realized (as such terms are defined in the Merger Agreement).

3.

Miscellaneous.

(a)

Governing Law; Consent to Personal Jurisdiction.  This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law.  Obligor hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(b)

Severability.  If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c)

No Assignment.  Because the nature of the Agreement is specific to the actions of Obligor, Obligor may not assign this Agreement.  This Agreement shall inure to the benefit of Acquiror and its successors and assigns.

(d)

Notices.

All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, on the next business day when sent overnight by Federal Express or other nationally recognized overnight courier service, or five (5) days after being mailed if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Obligor, at 634a Prospect Row, San Mateo, CA 94401; or at such other address or addresses as Obligor shall have furnished to the Acquiror in writing, or (b) if to the Acquiror, at Attn: Chief Executive Officer, Sysorex Global Holdings Corp., 3375 Scott Blvd., Suite 440, Santa Clara, CA 95054, or at such other address as the Acquiror shall have furnished to Obligor in writing.  A copy of all notices sent to Acquiror shall also be sent to Attn: Nimish Patel, Richardson & Patel LLP, 1100 Glendon Avenue, Suite 850, Los Angeles, California 90024, facsimile (310) 208-1154.  A copy of all notices sent to Obligor shall also be sent to Attn: Paul Sieben, O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, at facsimile (650) 473-2601.

(e)

Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing executed by Acquiror and Obligor.

(f)

Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(g)

Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(h)

Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(i)

Termination.  This Agreement shall terminate upon the third (3rd) anniversary of the Closing Date of the Merger.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Parties have executed this Non-Competition Agreement as of the date first written above.

ACQUIROR:	SYSOREX GLOBAL HOLDINGS CORP.

By:
Nadir Ali
Chief Executive Officer

AIRPATROL:	AIRPATROL CORPORATION

By:
Cleve Adams
Chief Executive Officer

OBLIGOR:
Signature

Bradley Rotter
Print Name

Address:

634a Prospect Row

San Mateo, CA 94401

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